As filed with the U.S. Securities and Exchange Commission on June 10, 2015

Investment Company Act File No. 811-22078

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

Registration Statement under the Investment Company Act of 1940	☒
Amendment No. 10

Master Trust

(Exact Name of Registrant Specified in Charter)

c/o UBS Global Asset Management (Americas) Inc.

1285 Avenue of the Americas

New York, New York 10019-6028

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:  (212) 882 5000

Mark F. Kemper, Esq. UBS Global Asset Management (Americas) Inc. 1285 Avenue of the Americas New York, New York 10019 6028 (Name and Address of Agent for Service)	With copies to: Jack W. Murphy, Esq. Dechert LLP 1900 K Street, N.W. Washington, D.C. 20006

The following fund is a series of Master Trust (“Trust”), a professionally managed open-end investment company.

Treasury Master Fund

Explanatory Note

This Amendment No. 10 to the Registration Statement of the Trust on Form N-1A (File No. 811-22078) (the “Registration Statement”) is being filed under the Investment Company Act of 1940, as amended (the “1940 Act”) to amend and supplement Amendment No. 9 to the Registration Statement under the 1940 Act, filed with the U.S. Securities and Exchange Commission (“Commission”) on August 27, 2014 (Accession No. 0001104659-14-063432) (“Amendment 9”), as pertaining to Part A and Part B of Treasury Master Fund. The Part A and Part B of the Registration Statement, as filed in Amendment 9, are incorporated by reference herein.

Beneficial interests in the Trust (“Interests”) are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the 1933 Act.  Only investment companies, insurance company separate accounts, common or commingled trust funds or other organizations, entities or investors that are “accredited investors” within the meaning of Regulation D under the 1933 Act may make investments in the Trust.  Such investors are referred to herein as “interestholders.”  This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any Interests in the Trust.

The unaudited Financial Statements for the semi-annual period ended October 31, 2014 (as filed with the Commission on January 9, 2015 (Accession Number 0001104659-15-001476)) contained in the Semiannual Report of the series of the Trust, dated October 31, 2014, and the audited Financial Statements and the Report of Independent Public Registered Accounting Firm thereon of the series of the Trust for the fiscal year ended April 30, 2014 (as filed with the Commission on July 9, 2014 (Accession Number 0001104659-14-050743)) contained in the Annual Report of the series of the Trust, dated April 30, 2014, are incorporated herein by reference.

2

Master Trust

Treasury Master Fund

Amendment dated June 10, 2015

to the Part A and Part B dated August 27, 2014

Dear Interestholder:

The purpose of this supplement is to update Part A and Part B in connection with amendments to Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Amendments”), which is the primary rule governing money market funds, including the Treasury Master Fund (the “fund”).  As discussed in more detail below, Part A and Part B are being updated to reflect that the fund will operate as a “government money market fund,” as defined in the Amendments.

Please note that the fund will continue to remain subject to its existing policy to invest at least 80% of its net assets (plus the amount of any borrowing for investment purposes) in the type of investment suggested by its name. The current changes are not expected to materially impact the manner in which the fund’s assets have historically been invested, but instead will bring it into conformance with new regulatory requirements.  The policy change discussed below is effective as of June 10, 2015.

Definition of a government money market fund.  Under the Amendments, a government money market fund is defined as a money market fund that invests 99.5% or more of its total assets in cash, government securities, and/or repurchase agreements that are collateralized fully. A money market fund that meets this definition will be permitted to continue to utilize the amortized cost method of valuation to value its portfolio securities and to transact at a $1.00 share price once the Amendments become effective in 2016.  In addition, a government money market fund will not be subject to liquidity fees on redemptions and/or redemption gates, unless the fund’s board determines to reserve the ability to do so.

Board approval to operate the fund as a government money market fund. Although the fund currently complies with the government money market fund definition, upon the recommendation of management, the board of trustees for the fund (the “Board”) approved the adoption of a non-fundamental investment policy requiring the fund to invest 99.5% or more of its total assets in cash, government securities, and/or repurchase agreements that are collateralized fully.  In addition, the Board determined that the fund will continue to use the amortized cost method of valuation to seek to maintain a $1.00 share price and will not be subject to a liquidity fee and/or a redemption gate on fund redemptions. Please note, however, that the Board may reserve the ability to subject a fund to a liquidity fee and/or redemption gate in the future, after providing appropriate prior notice to shareholders and in conformance with the Amendments.

Changes to Part A and Part B. In connection with this approval, effective June 10, 2015, (i) the third paragraph of the “Item 9.  Investment Objectives, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings—Additional information about investment strategies” section in Part A and (ii) the “Item 16.  Description of the Funds and Their Investments and Risks—The funds and their investment policies—Treasury Master Fund” section in Part B are hereby amended to include the following:

In addition to the 80% policy referenced above, the fund has adopted a policy to invest 99.5% or more of its total assets in cash, government securities, and/or repurchase agreements that are collateralized fully.

PLEASE RETAIN THIS IMPORTANT INFORMATION FOR FUTURE REFERENCE.

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PART C

Item 28.  Exhibits.

(1)(a)                  Certificate of Trust (1)

(1)(b)                  Amended and Restated Trust Instrument (2)

(1)(c)                   Certificate of Amendment to Amended and Restated Trust Instrument (filed herewith)

(2)(a)                  Amended and Restated By-Laws (2)

(2)(b)                  Certificate of Amendment to By-Laws effective February 10, 2010 (2)

(3)                                 Instruments defining the rights of holders of Registrant’s beneficial interests (3)

(4)                                 Management Contract between Registrant and UBS Global Asset Management (Americas) Inc., dated as of August 23, 2007 (1)

(6)                                 Bonus, profit sharing or pension plans — none

(7)                                 Custodian Contract with State Street Bank and Trust Company, dated as of August 23, 2007 (4)

(8)(a)                  Exclusive Placement Agency Agreement between Registrant and UBS Global Asset Management (US) Inc., dated as of August 23, 2007 (1)

(8)(b)                  Amended and Restated Participation Agreement between Registrant and UBS Money Series, amended and restated as of February 15, 2012 (5)

(8)(c)                   Participation Agreement between Registrant and each of UBS (Cay) Select Prime Institutional Fund, Ltd., UBS (Cay) Select Treasury Institutional Fund, Ltd., UBS (Cay) Select Prime Preferred Fund, Ltd. and UBS (Cay) Select Treasury Preferred Fund, Ltd., dated as of March 25, 2009 (4)

(10)                          Other opinions, appraisals, rulings and consents: Consent of Independent Registered Public Accounting Firm (6)

(12)                          Not applicable

(13)                          Not applicable

(14)                          Not applicable

(15)                          Code of Ethics - not applicable.

(1)         Incorporated by reference from Registrant’s registration statement, SEC File No. 811-22078, filed August 23, 2007.

(2)         Incorporated by reference from Post-Effective Amendment No. 3 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2010.

(3)         Incorporated by reference from Articles IV, V, VI, IX and X of Registrant’s Trust Instrument and from Articles V, VI, IX and XI of Registrant’s By-Laws.

(4)         Incorporated by reference from Post-Effective Amendment No. 2 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 28, 2009.

(5)         Incorporated by reference from Post-Effective Amendment No. 6 to the Registrant’s registration statement, SEC File No. 811-22078, filed March 16, 2012.

(6)         Incorporated by reference from Post-Effective Amendment No. 9 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2014.

Item 29.   Persons Controlled by or under Common Control with Registrant.

None.

Item 30.  Indemnification.

Section 2 of Article IX of the Trust Instrument (“Trust Instrument”), “Indemnification,” provides that the appropriate series of the Registrant will indemnify the trustees and officers of the Registrant to the fullest extent permitted by law against claims and expenses asserted against or incurred by them by virtue of being or having been a trustee or officer; provided that no such person shall be indemnified where there has been an adjudication or other determination, as described in Article IX, that such person is liable to the Registrant or its interestholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, or did not act in good faith in the reasonable belief that his action was in the best interest of the Registrant.  Section 2 of Article IX also provides that the Registrant may maintain insurance policies covering such rights of indemnification.

Additionally, “Limitation of Liability” in Section 1 of Article IX of the Trust Instrument provides that the trustees or officers of the Registrant shall not be personally liable to any person extending credit to, contracting with or having a claim against the Registrant or a particular series; and that, provided they have exercised reasonable care and have acted under the reasonable belief that their actions are in the best interest of the Registrant, the trustees and officers shall not be liable for neglect or wrongdoing by them or by any officer, agent, employee, investment advisor or independent contractor of the Registrant.

Section 9 of the Management Contract with respect to Prime Master Fund, Treasury Master Fund and Tax-Free Master Fund (the “Management Contract”), with UBS Global Asset Management (Americas) Inc. (“UBS Global AM”) provides that UBS Global AM shall not be liable for any error of judgment or mistake of law or for any loss suffered by any series (“Fund”) of the Registrant in connection with the matters to which the Management Contract relates, except for a loss resulting from the willful misfeasance, bad faith, or gross negligence of UBS Global AM in the performance of its duties or from its reckless disregard of its obligations and duties under the Management Contract.  Section 11 of the Management Contract provides that the Trustees shall not be liable for any obligations of the Trust or any series under the Management Contract and that UBS Global AM shall look only to the assets and property of the Registrant in settlement of such right or claim and not to the assets and property of the trustees.

The Exclusive Placement Agency Agreement provides that the Trust will indemnify UBS Global Asset Management (US) Inc. (“UBS Global AM (US)”) and its officers, directors and controlling persons against any losses, claims, damages, liabilities or expenses arising from (1) any alleged untrue statement of material fact in the Registration Statement or from any alleged omission to state in the Registration Statement a material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they were made, not misleading, except insofar as liability arises from untrue statements or omissions made in reliance upon and in conformity with information furnished by UBS Global AM (US) to the Trust for use in the Registration Statement; or (2) the Trust’s material breach of a representation, warranty, covenant or agreement contained in the Exclusive Placement Agency Agreement; provided that this indemnity shall not protect any such persons against liabilities arising by reason of their bad faith, gross negligence or willful misfeasance or by the reckless disregard of their obligations and duties under the Exclusive Placement Agency Agreement.  The Exclusive Placement Agency Agreement also provides that UBS Global AM (US) agrees to indemnify, defend and hold the Trust, its officers and trustees free and harmless of any claims arising out of any alleged untrue statement or any alleged omission of material fact contained in information furnished by UBS Global AM (US) for use in the Registration Statement or arising out of an agreement between UBS Global AM (US) and any retail dealer, or arising out of supplementary literature or advertising used by UBS Global AM (US) in connection with the Agreement.

Item 31.   Business and Other Connections of Investment Advisor.

UBS Global AM, a Delaware corporation, is a registered investment advisor and is an indirect wholly owned subsidiary of UBS AG.  UBS Global AM is primarily engaged in the investment advisory and financial services business.  Set forth below in alphabetical order is a list of certain executive officers and directors of UBS Global AM indicating each business, profession, vocation or employment of a substantial nature in which each such person has been engaged during the last two fiscal years.  (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.)  Each of UBS Global AM’s officers not disclosed below is “dual-hatted,” and holds the same office with UBS Global Asset Management (US) Inc. (“UBS Global AM (US)”) as he or she holds with UBS Global AM.

Name	Position(s) Held with UBS Global AM	Other Substantial Business, Profession, Vocation or Employment

Joseph J. Allessie	Executive Director, Chief Compliance Officer—Americas, and Head of Compliance and Operational Risk	Executive Director, Chief Compliance Officer—Americas, and Head of Compliance and Operational Risk of UBS Global AM (US)

Mark E. Carver	Managing Director and Head of Product Development and Management — Americas	Managing Director and Head of Product Development and Management — Americas of UBS Global AM (US)

Elbridge T. Gerry III	Managing Director and Head of Municipal Bonds	None

Erin Houston	Director (Non-Board) and Portfolio Manager	Director (Non-Board) and Portfolio Manager of UBS Global AM (US)

Mark F. Kemper	Managing Director, Secretary and General Counsel — Americas	Managing Director, Secretary and General Counsel — Americas of UBS Global AM (US)

John Moore	Board Director, Managing Director, Treasurer and Head of Financial Control — Americas	Board Director, Managing Director, Treasurer and Head of Financial Control — Americas of UBS Global AM (US)

Ryan Nugent	Director (Non-Board), Portfolio Manager and Head of Municipal Trading	Director (Non-Board), Portfolio Manager and Head of Municipal Trading of UBS Global AM (US)

Robert Sabatino	Managing Director, Head of US Taxable Money Markets and Senior Portfolio Manager	None

Eric Sanders	Director (Non-Board), Associate General Counsel and Assistant Secretary	Director (Non-Board), Associate General Counsel and Assistant Secretary of UBS Global AM (US)

Keith Weller	Executive Director, Senior Associate General Counsel and Assistant Secretary	Executive Director, Senior Associate General Counsel and Assistant Secretary of UBS Global AM (US)

Item 32.  Principal Underwriter.

(a)  UBS Global AM (US) is the placement agent for the Registrant and its series, Prime Master Fund, Treasury Master Fund and Tax-Free Master Fund.  UBS Global AM (US) serves as principal underwriter or placement agent for the following other investment companies:

SMA RELATIONSHIP TRUST

PACE SELECT ADVISORS TRUST

THE UBS FUNDS

UBS INVESTMENT TRUST

UBS MANAGED MUNICIPAL TRUST

UBS MONEY SERIES

UBS RMA MONEY FUND INC.

UBS RMA TAX-FREE FUND INC.

(b)  The directors and certain principal executive officers of UBS Global AM (US), their principal business addresses, and their positions and offices with UBS Global AM (US), are identified below along with those directors and officers of UBS Global AM (US) who also serve as trustees or officers of the Registrant.  (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.)

Name and Address	Position(s) Held with Registrant	Positions and Offices with Underwriter or Dealer

Joseph J. Allessie*	Vice President, Assistant Secretary and Chief Compliance Officer	Executive Director, Chief Compliance Officer—Americas, and Head of Compliance and Operational Risk—Americas of UBS Global AM (US)

Rose Ann Bubloski*	Vice President and Assistant Treasurer	Director (Non-Board) and Senior Manager of US Mutual Fund Treasury Administration Department of UBS Global AM (US)

Mark E. Carver*	President	Managing Director and Head of Product Development and Management — Americas of UBS Global AM (US)

Philip Casparius*	None	Board Director, President, Managing Director and Head of Wholesale — Americas of UBS Global AM (US)

Thomas Disbrow*	Vice President and Treasurer	Managing Director and Head of North American Fund Treasury Department of UBS Global AM (US)

Elbridge T. Gerry III*	Vice President	None

Christopher S. Ha*	Vice President and Assistant Secretary	Director (Non-Board), Associate General Counsel and Assistant Secretary of UBS Global AM (US)

Erin Houston*	Vice President	Director (Non-Board) and Portfolio Manager of UBS Global AM (US)

Mark F. Kemper**	Vice President and Secretary	Managing Director, Secretary and General Counsel — Americas of UBS Global AM (US)

Name and Address	Position(s) Held with Registrant	Positions and Offices with Underwriter or Dealer

Joanne M. Kilkeary*	Vice President and Assistant Treasurer	Executive Director and Senior Manager of US Mutual Fund Treasury Administration Department of UBS Global AM (US)

Tammie Lee*	Vice President and Assistant Secretary	Executive Director, Associate General Counsel and Assistant Secretary of UBS Global AM (US)

John Moore**	None	Board Director, Managing Director, Treasurer and Head of Financial Control — Americas of UBS Global AM (US)

Ryan Nugent*	Vice President	Director (Non-Board), Portfolio Manager and Head of Municipal Trading of UBS Global AM (US)

Nancy D. Osborn*	Vice President and Assistant Treasurer	Director (Non-Board) and Senior Manager of US Mutual Fund Treasury Administration Department of UBS Global AM (US)

Robert Sabatino**	Vice President	None

Eric Sanders*	Vice President and Assistant Secretary	Director (Non-Board), Associate General Counsel and Assistant Secretary of UBS Global AM (US)

Andrew Shoup*	Vice President and Chief Operating Officer	Managing Director and the Global Head of Fund Treasury of UBS Global AM (US)

Keith A. Weller*	Vice President and Assistant Secretary	Executive Director, Senior Associate General Counsel and Assistant Secretary of UBS Global AM (US)

Mandy Yu*	Vice President	Authorized Officer and Tax Compliance Manager of US Mutual Fund Treasury Administration Department of UBS Global AM (US)

* This person’s business address is 1285 Avenue of the Americas, New York, New York 10019-6028.

** This person’s business address is One North Wacker Drive, Chicago, Illinois 60606.

(c)                                  None.

Item 33.   Location of Accounts and Records.

The books and other documents required (i) by paragraphs (b)(4), (c) and (d) of Rule 31a-1 and (ii) by paragraphs (a)(3), (a)(4), (a)(5), (c) and (e) of Rule 31a-2 under the Investment Company Act of 1940 are maintained in the physical possession of UBS Global AM, 1285 Avenue of the Americas, New York, New York 10019-6028. Certain information required by Rule 31a-1(b)(1) to be maintained by a money market fund is maintained in the possession of UBS Global AM, at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, IL 60606-6114, c/o Compliance Department. All other accounts, books and documents required by Rule 31a-1 are maintained in the physical possession of Registrant’s transfer agent and custodian.

Item 34.   Management Services.

Not applicable.

Item 35.  Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 10th day of June, 2015.

MASTER TRUST

By:	/s/ Keith A. Weller
Keith A. Weller
Vice President and Assistant Secretary

EXHIBIT INDEX

(1)(c)      Certificate of Amendment to Amended and Restated Trust Instrument